SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                             Current Report Pursuant
                          to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

                                  July 7, 2000
               (Date of Report (Date of Earliest Event Reported))

                              LA-Z-BOY INCORPORATED
             (Exact Name of Registrant as Specified in Its Charter)

                                    Michigan
                 (State or Other Jurisdiction of Incorporation)

                                     1-9656
                            (Commission File Number)

                                   38-0751137
                      (I.R.S. Employer Identification No.)

                             1284 N. Telegraph Road
                             Monroe, Michigan 48162
          (Address of Principal Executive Offices, Including Zip Code)

                                 (734) 241-4414
              (Registrant's Telephone Number, Including Area Code)

                                [not applicable]
           (Former Name or Former Address If Changed Since Last Report




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Item 5.  Other Events

On July 7, 2000, La-Z-Boy Incorporated released the following press release:

                                  News Release

                    LA-Z-BOY EXPECTS LOWER FIRST QUARTER EPS
                       ON RELATIVELY FLAT "PROFORMA" SALES

 NYSE & PCX: LZB            Contact:  Gene Hardy  (734) 241-4306
 E-mail:  gene.hardy@la-z-boy.com


         MONROE, MI., July 7, 2000 - La-Z-Boy Incorporated announced today it currently expects net income per share for its first fiscal quarter ending July 29, 2000, to be $0.04 to $0.08 lower than in the year-earlier first quarter, when net income totaled $0.25 per diluted share. The current consensus equity research analyst estimate for the July 2000 quarter is $0.26 per share, with a high estimate of $0.28 and a low estimate of $0.23.

         "This reduced earnings expectation is largely due to the recent sales slowdown in our industry," said La-Z-Boy president and chief operating officer Gerald L. Kiser. "Consumer furniture purchases across the country have softened in the past quarter, apparently in reaction to the Federal Reserve Board's recent monetary tightening moves and significant increases in fuel prices," Kiser noted, adding, "While it is entirely possible that business could improve later in the year, the current pattern is one of temporary consumer restraint." Also impacting the quarter will be higher expenses for amortization of intangible assets, and, interest as a result of higher debt levels and increasing interest rates. Management, however, continues to believe the Company's net income per diluted share for its fiscal year ending April 2001 will increase 4% to 6% over the prior year's $1.60.

         La-Z-Boy currently expects sales for its July 2000 quarter to slightly exceed $490 million. In the July 1999 quarter, reported sales were $321.6 million; however, on a proforma basis after adjustment for subsequent acquisitions, sales that quarter were $489 million. "It is important to keep in mind that the first quarter of last year was a record one for La-Z-Boy," Kiser said, "with comparable sales that quarter growing 15% from a year earlier, reported sales rising 20% and net income increasing 85%. So this year we're going up against by far our strongest first quarter in history. Also, to keep the quarter in perspective, due to traditional company vacation plant shutdowns, which are scheduled because of the seasonality of the furniture business, our first quarter ending in July typically accounts for only around 10% of annual net income."

         La-Z-Boy Incorporated, with annual sales in excess of $2 billion, is one of the world's leading residential furniture producers. The company employs about 22,000 people companywide and operates 57 manufacturing facilities in 12 states and four foreign countries. The La-Z-Boy family of companies produces furniture for every room of the home and office:

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La-Z-Boy Residential, La-Z-Boy Business Furniture Group, Hammary, Kincaid,
England/Corsair, Centurion, Sam Moore, Bauhaus, Alexvale, and the LADD Furniture, Inc. companies of American Drew, Pennsylvania House, Lea, Pilliod, Barclay, Clayton Marcus and American of Martinsville. With its vast distribution network of proprietary retailers, including 254 La-Z-Boy Furniture Galleries, 320 La-Z-Boy in-store galleries, England/Corsair Custom Comfort Centers, in-store gallery programs at Kincaid, Pennsylvania House and Clayton Marcus and Lea Kid's Generation Galleries, approximately 9 million square feet of retail floor space is dedicated to selling our products. La-Z-Boy Furniture Galleries and in-store galleries by itself represent the industry's sixth largest U.S. furniture retailer, according to industry trade publication Furniture/Today.

         Forward-Looking Information
         Any forward-looking statements contained in this report represent management's current expectations based on present information and current assumptions. Actual results could differ materially from those which are not anticipated or projected due to a number of factors. These factors include, but are not limited to, anticipated growth in sales; success of product introductions; fluctuations of interest rates; changes in consumer confidence/demand and other risks and factors identified from time to time in the Company's reports filed with the Securities and Exchange Commission.







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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                               LA-Z-BOY INCORPORATED



                                               /s/James J. Korsnack
                                               ------------------------
Date:  July 7, 2000                            James J. Korsnack
                                               Chief Accounting Officer